Exhibit 99.1

CONOLOG REPORTS RESULTS FOR FISCAL QUARTER ENDED OCTOBER 31, 2010
Sales increase by 12.6% for the Quarter

Somerville, NJ – DECEMBER 20, 2010: Conolog Corporation (NASDAQ: CNLG) a provider of digital signal processing and digital security solutions to electric utilities worldwide, reported today its financial results for the fiscal quarter ended October 31, 2010 and re-stated financial results for the fiscal quarter ended October 31, 2009.

Results of Operations (three months ended October 31, 2010 compared to the three months ended October 31, 2009.

Description of Revenues

We derive operating revenues from the sales of products used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for utilities, tele-printing of transmitted data such as news and stock market information and for use by electric utilities in monitoring power transmission lines for faults and/or failures. Our products may be used independently or in combination with other products to form a system type configuration, whereby our equipment is pre-assembled in a large cabinet with other equipment in a configuration that would provide the end user with protection as well as operational status displays.

Description of Expenses

Our expenses include the following: (i) Costs of revenues, which consists primarily of costs to manufacture the products we ship, these costs include raw materials, direct labor, overhead expenses associated with manufacturing and freight shipping costs; (ii) General and administrative (“G&A”) expenses, which consists of compensation and benefits for all non-manufacturing employees, compensation costs also includes stock-based awards to employees and directors. Also included in G&A expenses is professional services for legal, accounting and business consultants, as well as, rent, depreciation and general corporate expenditures.; and (iii) Selling costs, consists mainly commissions and trade shows expenditures; (iv) Research and Development expenses represent the costs of our development efforts related to new products; (v) Other income (expense) consist of interest on cash and cash equivalents, interest expense consist of interest expense on convertible debentures. Other expenses consist of change in fair value of derivatives associated with the convertible debentures, along with amortization of debt discount and deferred financing fees also associated with the convertible debentures.

Results of Operations

Operating Revenues

The majority of the Company’s sales revenue is generated from the sales of the PDR-2000 Teleprotection products. For the three months ended October 31, 2010 product revenues were $526,911 compared to $468,096 for the same three months ended October 31, 2009. This increase of 58,815 or 12.6% for our fiscal first quarter 2011 can mainly be attributed to an increase of approximate $185,300 in sales revenues for the PDR-2000 as customers move to digital systems from analog. The increase in our PDR-2000 sales were offset by declines in military sales of $72,100 and telemetry equipment sales of $46,300 which were expected to decline in the coming years.

Sales changes by product type for the three months period ended October 31, 2010 and 2009.

Products sold	2010	% to total	2009	% to total	$ change	% chg

PDR-2000 digital teleprotection	457,700	87%	272,400	58%	185,300	68.0%
PTR-1500 analog teleprotection	—	0%	19,000	4%	(19,000)	-100.0%
Telemetry equipment	28,400	5%	74,700	16%	(46,300)	-62.0%
Military Sales	26,900	5%	99,000	21%	(72,100)	-72.8%
Spare parts	11,000	2%	3,400	1%	7,600	223.5%
Freights	4,700	1%	996	0%	3,704	371.9%
Discounts	(1,789)	-0%	(1,400)	-0%	(389)	27.8%

Net Sales Revenues	526,911	100%	468,096	100%	58,815	12.6%

Net Income (Loss) Applicable to Common Shares

The Company recorded a net loss of $831,585 for the three month period ended October 31, 2010, as compared to a net loss of $26,959,204 for three month period ended October 31, 2009. The decrease in net loss of $26,127,619 can mainly be attributed to noncash transactions related to the subscription agreement entered into in August 2009, which resulted in a net loss on the derivative financial instrument of $24,550,300 for the three month period ended October 31, 2009. An increase in gross profit margin of approximately $45,200 also contributed to a decrease in net loss, as well as, reduction in operating expenses of approximately $1,396,846 mainly result of noncash stock compensation of $1,411,200 in first quarter fiscal year 2010. As a result of the foregoing, the Company reported net loss applicable to common shares for the three months ended October 31, 2010 of ($0.12) basic and diluted loss per share compared to a net loss per common share of ($13.73) basic and diluted loss per share, for the three months ended October 31, 2009.

LIQUIDITY AND FINANCIAL CONDITION

We have had recurring losses from operations of $515,516 and $1,945,608 for the three months ended October 31, 2010 and 2009, respectively and used cash from operations in the amounts of $521,066 and $401,601 for the three months period ended October 31, 2010 and 2009, respectively. At October 31, 2010, the Company had cash and equivalents of $186,040. On August 13, 2010, an event of default occurred on our outstanding convertible debentures. Although, the Company received a waiver from the note holders there can be no assurance that we will not suffer further events of default and that if we do a waiver will be obtained from our note holders.

At October 31, 2010, the Company had total current assets of $1,447,924 and total current liabilities of $972,574, resulting in working capital of $475,350 compared to working capital of $1,508,104 at year ended July 31, 2010. The Company’s current assets consists of $186,040 in cash and cash equivalent, $462,593 in accounts receivable, $757,729 in inventory and $36,562 in prepaid expenses. Accounts receivable increased from $67,603 at July 31, 2010 to $462,593 at October 31, 2010. This increase in our accounts receivable is the result of significant sales ($526,911) in the three months period ended October 31, 2010.

Cash expenditures have exceeded revenues for the prior year and Management expects this consumption of cash to continue into next year. Our operations have been and will continue to be funded from existing cash balances and private placements of equity funding. During our fiscal year ended July 31, 2010, we have raised $2,000,000 from the sale of convertible debentures and $635,070 from the exercise of warrants (See “FINANCING ACTIVITIES”, below). We are dependent on improved operating results and raising additional funds over the next twelve month period. There are no assurances that we will be able to raise additional funding. In the event that we are unable to generate sufficient cash flow or receive proceeds from offerings of debt or equity securities, the Company may be forced to curtail or cease it activities and/or operations.

At various times subsequent to October 31, 2010, $291,809 of convertible debt and $35,769 of accrued interest was converted into 1,108,960 shares of common stock.

OPERATING ACTIVITIES

Net cash used in operating activities was $521,066 for the three months period ended October 31, 2010, as compared to net cash used in operating activities in the amount of $401,601 for the three months period ended October 31, 2009, an increase of $119,465, this increase in use of cash can be attributed to: (1) lower cash collections in our fiscal first quarter 2011 as compared to our first quarter 2010, due to the growth of accounts receivable as a result lower sales in our fiscal fourth quarter 2010. (2) Offsetting the lower cash collection was an increase in accounts payable resulting in approximately $195,000 less cash to pay billings versus the prior year first quarter. (3) The Company also decreased prepaid expenses versus prior year resulting lower cash spending of approximately $137,000. (4) The remaining balance was a result of lower cash operating expenses versus the prior year three month period.

INVESTING ACTIVITIES

Net cash used in investing activities for the three months period ended October 31, 2010 was $5,889 for the purchase of manufacturing equipment. For three months period ended October 31, 2009 net cash used investing activities was $21,625 also for the purchase of equipment.

FINANCING ACTIVITIES

The Company received no funds from financing activities for the three months period ended October 31, 2010, as compared to net cash provided from financing activities of $861,610 provided in same three months period ended October 31, 2009.

At various times subsequent to October 31, 2010, $291,809 of convertible debt and $35,769 of accrued interest was converted into 1,108,960 shares of common stock.

About Conolog Corporation
Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. There can be no assurance that the Company’s revenue for the year ending July 31, 2011 will be more than its revenue for the year ended July 31, 2010. There can also be no assurance that the Company will find suitable growth opportunities.

CONOLOG CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheet
(Unaudited)

	October 31, 2010	July 31, 2010

ASSETS
Current Assets:
Cash and equivalents	$186,040	$713,005
Accounts receivable, net of allowance	462,593	67,603
Inventory, net of reserve for obsolescence	757,729	826,079
Prepaid expenses	36,562	248,297
Other current assets	5,000	5,000

Total Current Assets	1,447,924	1,859,984

Property and equipment:
Property and equipment, Net	97,956	96,057
Other Assets:
Deferred financing fees, net of amortization	302,089	382,132

Total Other Assets	302,089	382,132

TOTAL ASSETS	$1,847,969	$2,338,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$267,836	$150,880
Accrued expenses	257,479	201,000
Convertible debenture, net of discount of $552,741 and $0 at October 31, 2010 and July 31, 2010 respectively	447,259	—

Total Current Liabilities	972,574	351,880

Non-Current Liabilities:
Convertible debenture, net of discount of $0 and $720,687 at October 31, 2010 and July 31, 2010, respectively	—	279,313

Total Liabilities	972,574	631,193

Stockholders’ Equity:
Preferred stock, par value $.50; Series A; 4% cumulative; 500,000 shares authorized 155,000 shares issued and outstanding at October 31, 2010 and July 31, 2010, respectively	77,500	77,500
Preferred stock, par value $.50; Series B; $.90 cumulative; 500,000 shares authorized; 1,197 shares issued and outstanding at October 31, 2010 and July 31, 2010, respectively	597	597
Common stock, par value $0.01; 30,000,000 shares authorized; 6,967,881 shares issued and outstanding at October 31, 2010 and July 31, 2010, respectively	69,679	69,679
Contributed capital	78,088,878	78,088,878
Accumulated deficit	(77,229,525)	(76,397,940)
Less: Treasury shares at cost - 2 shares	(131,734)	(131,734)

Total Stockholders’ Equity	875,395	1,706,980

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,847,969	$2,338,173

CONOLOG CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)

	For the Three Months Ended October 31,

	2010	2009 as restated

OPERATING REVENUES
Product revenue	$526,911	$468,096

Cost of product revenue
Cost of goods sold	269,804	256,200

Total Cost of product revenue	269,804	256,200

Gross Profit	257,107	211,896

Selling, general and administrative expenses
General and administrative	707,582	2,087,853
Research and development	48,257	30,848
Selling expenses	16,784	38,803

Total selling, general and administrative expenses	772,623	2,157,504

Loss From Operations	(515,516)	(1,945,608)

OTHER INCOME (EXPENSES)
Loss on derivative financial instruments	—	(24,550,300)
Interest expense	(56,479)	(6,433)
Income income	—	860
Induced conversion cost	—	(31,208)
Amortization of financing fees	(167,946)	(305,097)
Amortization of deferred financing fees	(80,043)	(116,461)

Total Other Income (Expense)	(304,468)	(25,008,639)

Loss before provision for income taxes	(819,984)	(26,954,247)
Income tax expense	(11,601)	(4,957)

NET LOSS APPLICABLE TO COMMON SHARES	$(831,585)	$(26,959,204)

BASIC LOSS PER COMMON SHARES	$(0.12)	$(13.73)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	6,967,881	1,963,878